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                                                                       EXHIBIT 5





            OPINION AND CONSENT OF SMITH, ANDERSON, BLOUNT, DORSETT,
                           MITCHELL & JERNIGAN, L.L.P.


        OFFICES                                       Mailing Address
2500 First Union Capitol Center                        P.O. Box 2611
 Raleigh, North Carolina 27601                      Raleigh, North Carolina
                                                         27602-2611
                                May 24, 2002            ------------
                                                TELEPHONE: (919) 821-1220
                                               FACSIMILE:  (919) 821-6800




Triangle Pharmaceuticals, Inc.
4 University Place
4611 University Drive
Durham, North Carolina 27707

       Re:    Triangle Pharmaceuticals, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

         We have acted as counsel for Triangle Pharmaceuticals, Inc., a Delaware corporation (the "Company"), in connection with the registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of 1,962,329 shares of common stock (the "Shares"), $0.001 par value per share, and related stock options for issuance under the Company's 1996 Stock Incentive Plan, as amended (the "Plan").

         This opinion is being furnished in accordance with the requirements of
Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

         We have examined the Restated Certificate of Incorporation of the Company and the Second Restated Certificate of Incorporation of the Company, as amended (together, the "Certificate"), the Restated Bylaws of the Company (the "Bylaws"), the minutes of the meetings of the Board of Directors of the Company relating to the authorization and the issuance of securities and such other corporate documents, records, and matters of law as we have deemed necessary for purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents as originals, the conforming to originals of all documents submitted to us as certified copies or photocopies, and the authenticity of originals of such latter documents. We have also received a certificate of an officer of the Company, dated of even date herewith, relating to the issuance of the Common Stock pursuant to the plan.

         Based on such examination and such certificate, it is our opinion that the 1,962,329 shares of Common Stock of the Company that are being registered pursuant to the Registration Statement, may be legally issued in accordance with the Certificate and Bylaws, and when so issued and duly delivered against payment therefor in accordance with the Plan as described in the Registration Statement, such shares will be legally issued, fully paid, and non-assessable.

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         This opinion is limited to the laws of the State of Delaware, and we express no opinion as to the laws of any other jurisdiction. The opinion expressed herein does not extend to compliance with federal and state securities laws relating to the sale of the Shares.

         We hereby consent to the reference to our firm in the Registration Statement under the heading "Legal Matters" and to the filing of this opinion as an exhibit to the Registration Statement. Such consent shall not be deemed to be an admission that our firm is within the category of persons whose consent is required under Section 7 of the Act or the regulations promulgated pursuant to the Act.

         Our opinion is as of the date hereof, and we do not undertake to advise you of matters that might come to our attention subsequent to the date hereof which may affect our legal opinion expressed herein.

                                Sincerely yours,



                                /s/ SMITH, ANDERSON, BLOUNT, DORSETT, MITCHELL & JERNIGAN, L.L.P.